Exhibit 10.6

October 13, 2020

Brent J. Boucher

Dear Brent,

NuVasive, Inc. (NuVasive or the Company) is pleased to confirm our verbal offer for the full time, exempt position of Executive Vice President, Global Commercial. In this role, you will report to me, and your start date will be October 14, 2020. This offer and your at-will employment relationship with NuVasive will be subject to the terms and conditions of this letter agreement and the plan documents and agreements referenced herein.

Your initial base salary will be $475,000 (USD, annually), less applicable taxes and other withholdings, and paid in accordance with NuVasive’s normal payroll practices. Your next salary review will be in Q1 2022.

You will be eligible to participate in the 2020 Corporate Discretionary Bonus Plan at an annual target bonus opportunity of 75% of your base salary (with your base salary pro-rated to $101,597 based on your start date). This bonus requires that you be employed in good standing on the payout date (which is generally the first week of March, in the following year). The actual incentive bonus earned will be based on a combination of Company goals and individual goals and will be earned according to the terms and conditions of the plan.

Subject to approval by NuVasive’s Board of Directors or its delegate, you will be granted a one-time long-term incentive (LTI) award comprised of restricted stock units (RSUs) with a grant face value of USD $300,000 which will vest ratably over two years with 50% vesting on each of the first and second anniversaries of the grant date. The number of RSUs granted will be determined by dividing the grant face value by NuVasive’s closing stock price on the date of grant, which is anticipated to be October 14, 2020.

Additionally, we expect to provide you with a 2021 annual LTI award that has a grant face value of USD $900,000, which is expected to be made in March 2021.  This award is expected to be comprised of RSUs, performance stock units and performance cash awards, consistent with the annual LTI awards for other Company executives, and subject to cliff vesting on the third anniversary of the date of grant.  The value and form of award is subject to approval by NuVasive’s Board of Directors or its delegate and will be governed by the terms of the applicable grant agreements(s).

NuVasive provides an excellent benefits package. You will be eligible for medical, dental, life insurance, 401(k), and time off benefits. You will automatically be enrolled in the NuVasive 401(k) Plan with a pre-tax contribution of 3% of your eligible pay. If you do not wish to contribute to the 401(k) Plan, you must change your contribution rate to 0% once you receive your enrollment materials.

Also, you will be eligible for NuVasive’s executive benefits package, which currently includes an annual executive physical, executive financial planning and eligibility to participate in a deferred compensation plan. You will also be eligible for benefits under the NuVasive Executive Severance Plan, in accordance with the terms thereof.  In addition, the Company will enter into its standard form of Indemnification Agreement with you, and you will be eligible for benefits under the Company’s Change in Control Agreement.  Your employment, and the compensation and benefits set forth herein, are subject to and conditioned upon your execution of the Company’s form of Proprietary Information, Inventions Assignment, and Restrictive Covenant Agreement (PIIA).  By accepting this offer, you expressly agree to the terms of the PIIA, including the requirements and obligations related to non-competition and non-solicitation.

As we discussed, you will not be eligible to receive any relocation benefits.  As this is a global role, you are not required to relocate from your current residence in Pennsylvania, and you have indicated that you do not intend to relocate to California.  Accordingly, California law will not apply to your employment with the Company.

As a Shareowner (employee) of the Company, you will be required to comply with all Company policies and procedures.  You will also be subject to NuVasive’s stock ownership guidelines, which require that you acquire and maintain ownership of NuVasive stock with a value equal to two times (2x) your base salary within five years, subject to and in accordance with the terms of the guidelines.

All compensation, benefits and employer policies and programs will be administered in accordance with NuVasive policies, plans and procedures, which may include waiting periods and other eligibility requirements to participate. NuVasive reserves the right to change or eliminate these policies and programs at any time during the course of your employment, without notice.

Your employment with the Company will not be for any specific term and may be terminated by you or by the Company at any time, with or without cause and with or without notice. The at-will nature of your employment described in the forgoing sentence shall constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which either you or the Company may terminate your at-will employment relationship.

This offer is contingent on your agreement to the PIIA, successful drug screen, background and reference checks and your production of all agreements between you and any previous employer that contain ongoing post-employment restrictive covenants. It is the parties' intent (as well as a condition of employment) that you abide by all enforceable post-employment restrictive covenants between you and your former employers, including any non-solicitation and/or non-competition provisions. Further, you agree that during the course of performing your duties on behalf of NuVasive, you will not use or disclose to NuVasive any confidential or proprietary information that may belong to others.

We are looking forward to having you join the NuVasive team!

Sincerely,

/s/ Chris Barry

Chris Barry

Chief Executive Officer

I have read this offer letter in its entirety and agree with the terms and conditions of employment.  I understand and agree that my employment with NuVasive is at-will.

October 13, 2020	/s/ Brent J. Boucher
Dated:	Brent J. Boucher